UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8‑K CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
April 20, 2020
(Date of Report (date of earliest event reported)

IRIDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1212 Terra Bella Avenue Mountain View, California 94043
(Address of principal executive offices, including zip code)
(650) 940-4700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.01 per share	IRIX	Nasdaq Global Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(d) Appointment of Director

On April 20, 2020, Iridex Corporation (the “Company”) appointed Doris Engibous to its board of directors (the “Board”), effective April 20, 2020 (the “Effective Date”). In connection with Ms. Engibous’s appointment to the Board: 1) the size of the Board was increased from six to seven members as of the Effective Date and 2) Maria Sainz has decided that she will not stand for re-election at the Company’s 2020 annual meeting of stockholders, but will continue to serve as a member of the Board and the committees she is on until the expiration of her current term ending on the date of the 2020 annual meeting. As a result, Ms. Sainz’s resignation will be effective immediately prior to the 2020 annual meeting of stockholders.

Ms. Engibous will receive standard compensation available to non-employee members of the Board and committees of the Board and has been granted an option to purchase 15,000 shares of the Company’s common stock which vests in equal monthly installments over four years following the effective date of the grant.  In addition, it is expected that Ms. Engibous will execute the Company’s standard form of indemnification agreement.

Ms. Engibous has served as a consultant and advisor to medical technology companies and executives since 2010. Since 2019, Ms. Engibous has served on the board of directors of Imricor Medical Systems Inc., a pioneer and leader in developing MRI-compatible products for cardiac catheter ablation procedures. From 2014, Ms. Engibous has also served on the board of directors of GI Supply Inc., a family-owned provider of innovative medical products. From 2004 to 2018, Ms. Engibous served on the board of directors of Natus Medical Inc., a $500 million provider of leading healthcare products. From 2004 to 2010, she served as President and CEO of Hemosphere Inc., an early stage, venture capital funded medical technology company, prior to its acquisition by CryoLife Inc. Prior to 2004, Ms. Engibous served from 2000 through 2003 as President of Nellcor, a business of Tyco Healthcare Group/Tyco International Ltd. From 1986 through 2000, Ms. Engibous served in several executive capacities at Nellcor and its successors Nellcor Puritan Bennett Inc. and Mallinckrodt Inc., including as vice president, general manager and global business leader and senior director of marketing, and was responsible for the integration of Nellcor into Mallinckrodt and later Tyco Healthcare. Ms. Engibous served on the board of directors of the National Kidney Foundation serving Minnesota, the Dakotas and Iowa from 2006 to 2010. She holds a Bachelor of Science degree in Chemical Engineering from the University of Michigan.

Ms. Engibous is distinguished by her technical background in Chemical Engineering, coupled with strong operational experience in manufacturing, regulatory affairs, quality assurance and marketing. She brings to the Iridex Board over 30 years of experience in the medical device industry, including knowledge of organizational and operational management, financial expertise, marketing, R&D, human resources and integration experience relevant to a public company in the healthcare industry.

There is no arrangement or understanding between Ms. Engibous and any other person pursuant to which Ms. Engibous was elected as a director of the Company. There are no family relationships between Ms. Engibous and any director or executive officer of the Company, and, other than as described above, no transactions involving Ms. Engibous that would require disclosure under Item 404(a) of Regulation S-K.

On the Effective Date, the Board also modified the composition of the Compensation Committee of the Board and Nominating and Governance Committee of the Board to consist of the following directors:

•Compensation Committee: Doris Engibous (Chair), Robert Grove, Ph.D., Kenneth E. Ludlum, Maria Sainz and Scott Shuda.

•Nominating and Governance Committee: Robert A. Gunst (Chair), Doris Engibous, Kenneth E. Ludlum and Maria Sainz.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Form of Indemnification Agreement, between the Company and certain of its directors and executive officers.
99.1	Press Release dated April 21, 2020.

* Incorporated by reference to the Exhibits filed with the Registrant’s Report on Form 8-K on July 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION

By:	/s/ David I. Bruce
David I. Bruce President and Chief Executive Officer

Date: April 21, 2020

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